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ANNOUNCEMENT                                                           CH2M HILL
--------------------------------------------------------------------------------

Nomination of Directors for 2000

TO:                   Shareholders of CH2M HILL Companies, Ltd.
DATE:                 January 10, 2000

--------------------------------------------------------------------------------
This announcement is being provided as required by CH2M HILL's Bylaws. It is not intended to solicit your vote for members of the Board of Directors. In March or April 2000 you will receive a proxy statement that will contain important information about the election of the Board of Directors and any other issues to be voted on at the annual shareholders meeting. Please read the proxy statement carefully when you receive it for additional information on topics covered by this announcement. Once available, the proxy statement and all additional relevant information will also be found at no cost on the Securities and Exchange Commission's (SEC) website @www.sec.gov. Information about the current share ownership of the company's directors and proposed director nominees is available upon request to Liz McAdams/COR, Assistant Secretary.
--------------------------------------------------------------------------------

As employee-owners of CH2M HILL, one of your important responsibilities is the selection of our Board of Directors. To assist you in understanding and fulfilling this responsibility, the five purposes of this announcement are to: o Announce the slate of candidates proposed by the Nominating Committee of the Board, consistent with the process, criteria, and strategic issues outlined in Phil Hall's and Ralph Peterson's December 9, 1999 memo.

o Outline the experience and credentials of the nominees in order to provide you with background information about the candidates.

o Describe the intent and the reasons for the Board's decision to adopt a management model that combines the Chief Executive Officer and Chairman of the Board roles into a single position.

o Outline the next steps for electing Board members, so you can actively participate in the election process.

o Explain your opportunity to nominate other candidates by means of a petition process.

Board Nominating Committee

Under our Bylaws, the Nominating Committee is comprised of the Chairman, the CEO, two directors, and two stockholder representatives who are not directors. This year, the

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Committee included Phil Hall, Ralph Peterson, Ken Durant, Craig
Zeien (until his death), Joan Miller and Cliff Thompson.

The Nominating Committee met last on December 22, 1999, to consider all of the candidates and the input received from our employee-owners. The Committee carefully reviewed all your responses in determining who could best fulfill the outlined criteria for Board membership. In considering potential candidates, the Nominating Committee was cognizant of the three Board members whose terms are expiring (Ken Durant, Don Evans and Sue King) and the need to fill the remaining term of Craig Zeien.

 Candidates and Credentials

As a result of these deliberations, the Nominating Committee intends to propose the following candidates for shareholder consideration at the annual shareholders meeting scheduled for May 9, 2000:

o         Bob Card
o         Sue King
o         Ralph Peterson

In addition, the Nominating Committee will recommend that Bud Ahearn be elected to complete Craig Zeien's remaining term.

If the candidates are elected at the annual shareholders meeting, the resulting Board will consist of the following members and their terms of office:

Director                   Term Expiration

Mike Kennedy                        2000
Michael Marcussen                   2000
Jim Ferris                          2000
Jill Sideman (Shapiro)              2001
Phil Hall                           2001
Bud Ahearn                          2001
Bob Card                            2002
Sue King                            2002
Ralph Peterson                      2002

The following are brief descriptions of Bob's, Sue's, Ralph's and Bud's backgrounds and a few comments on why the Nominating Committee intends to propose them for Board membership.



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

Bob Card

Bob has served on the Board for two previous terms, and is a proven, strong contributor to the Board.

Bob's current assignment is President of Kaiser-Hill, the joint venture company running the Rocky Flats Project. The Rocky Flats team was recently selected by the Department of Energy to negotiate a closure contract for the site -- a strong vote of confidence from a major client. In addition, the strength of our Rocky Flats work positioned CH2M HILL to be approved by DOE to purchase the Lockheed Martin contract at Hanford, Washington.

With his current assignment, Bob almost brings an outsider's perspective to the Board. In addition, Bob has always been an "out of the box" thinker and strategist who brings exceptional insight to the Board's deliberations.

Sue King

Sue is the Chief Financial Officer of the Industrial Business Group and is based in the IBG's corporate offices in Portland, Oregon.

Sue is nominated as the one returning Board Member. She has served very well in this capacity for the past three years and the Committee felt that her experience will be invaluable as the Board addresses its upcoming agenda. Her industrial and design/build experience is critical as we build these components of our business.

In Sue's CFO role at IBG, she is fully engaged in all aspects of our industrial business, and thus brings this important perspective to Board discussions. In addition, as a financial "pro," her insights and perspective on the total firm's financial position are exceedingly helpful.

Bud Ahearn

Bud, President of our Transportation Business Group, has served on the Board one prior term (1996-98).

Bud has been an especially effective director, revitalizing the firm's strategic planning process, and demonstrating extraordinary insight in how best to maximize opportunities for the entire family of companies. He chaired the Board's Ownership and Incentive Compensation Committee in his past term.

The TBG is one of our fastest growing business groups, and Bud's global perspective on transportation opportunities and international affairs is a vital asset in the Board's deliberations.

Ralph Peterson

Ralph is proposed as a director to fill the aforementioned Chairman/CEO position. This will implement the management model for 2000 and beyond, which the Board has selected. See the attached memo from Phil Hall dated January 10, 2000 for more explanation. Phil's memo is based on an earlier (12/10/99) memo he sent to CH2M HILL Key Employees seeking input on the Chairman/CEO position.


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

As CEO of the CH2M HILL family of companies, Ralph has attended all Board meetings during his eight-year tenure, plus he previously served three terms as a director in the 1980s. He has been a CH2M HILL employee for 34 years.

As Chairman and CEO, Ralph will bring greater emphasis on the expanding array of issues such as acquisitions, financing the firm's growth, and external stakeholder affairs, while continuing to contribute his knowledge of the firm's history, keen insight, strategic view, and company-wide perspectives to the Board's deliberations.

Next Steps in the Nominating Process

As provided by CH2M HILL's Bylaws, after January 10, thirty days are allowed for the nomination of additional candidates by petitions signed by stockholders representing at least ten percent of the common stock outstanding. The petitions for additions to the Nominating Committee slate must be submitted to the Assistant Secretary of the corporation (Liz McAdams/COR) on or before the expiration of the 30-day period (February 9, 1999). Since CH2M HILL is now registered with the SEC, the petition nomination process is subject to the SEC proxy rules, which you should follow if you decide to submit additional nominations through petition.

This announcement is being provided as required by CH2M HILL Bylaws. We anticipate that a proxy statement will be sent to the shareholders in March or April 2000. It will include information on all Board of Directors nominees and on any other issues to be voted at the next annual shareholders meeting, scheduled for May 9, 2000.

In closing, we want to reemphasize the importance of your comments to the Nominating Committee on the Board of Directors candidates. Although the nominations are made annually, the process of selecting nominees is really ongoing and continuous. The input from this year's selection process becomes the starting point for next year's nominating process. So your comments on candidates and issues are highly valued and earnestly sought. Thank you for your participation in this process.

[Attachment follows on next page]

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

                                                Nomination of Directors for 2000

MEMORANDUM                                                             CH2M HILL

Adoption of a Chairman/CEO Position Model for CH2M HILL

TO:                  CH2M HILL Employees
FROM:                Phil Hall, Chairman of the Board

DATE:                January 10, 2000

As part of the implementation of the Ownership and Incentive Compensation Program (O&ICP), the CH2M HILL Board endorsed and plans to implement the adoption of a combined Chairman and CEO position at CH2M HILL. This decision, made at the annual Board retreat in October 1999, was part of the comprehensive long-range planning process to most effectively implement the O&ICP and deal with future operations under an SEC-type environment.

The Chairman/CEO model has for decades been authorized under both the old (pre-O&ICP) and new (post-O&ICP) corporate articles, bylaws and policies. This model was used early in CH2M HILL's history, but has not been used since the 1970s. In the ensuing years, we have used various management models, as the firm's organization has expanded and evolved. At present, I serve as Chairman on a part-time (25 percent) basis, while serving in my primary role as Southwest Region Manager.

The key reasons for adopting the combined Chairman/CEO model at this time are described below. This memorandum was originally sent to the "Key Employees" because this is the group of firm leaders who are most familiar with the current model. Even though the "Key Employee" group no longer exists as it has in the past (effective 1/1/00), in December, when input to the Nominating Committee was sought, they were the firm's shareholders. I wanted to share these plans now with all employees, as background to the Nominating Committee announcement to which this memo is attached.

There are four primary reasons for adopting the Chairman/CEO model at this time:
CH2M HILL's management structure; succession planning; O&ICP: "life in the fish bowl"; and my personal job needs and objectives.

CH2M HILL's Management Structure

In 1996, our management structure was changed to a configuration of five Business Group (BG) Presidents and a Regional Operations (RO) President, all reporting to Ralph as holding company President/CEO. This structure, with strong operating people in all of the BG/RO President roles, has changed the role of the holding company President/CEO from a primary focus on day-to-day business unit operations, to a focus on oversight and integration; strategic direction and resource allocation; and holding company issues such as financial matters, ownership

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

programs, acquisitions and external stakeholder matters. Simply stated, the Chairman/CEO model is a closer fit to the way we are actually operating today. I'm convinced it will improve our operating efficiency.

Succession Planning

By adopting the more common Chairman/CEO model, we will establish a platform to facilitate top management succession, as is done in over 90 percent of major U.S. corporations today. This is done by using the titles of Chairman, CEO, President, and COO in a "mix-and-match" fashion to effect an orderly transition of people in the senior management positions. We will be carrying out another senior management succession in a few years and the Board--especially our outside directors--strongly favor this facilitation strategy.

O&ICP: "Life in the Fish Bowl"

Registration and public filings with the SEC, states, and eventually foreign countries make CH2M HILL transparent and fully "visible" to a whole new range of external parties with whom we do business. These include financial institutions, joint venture partners (foreign and domestic), acquisition candidates and clients. The Board feels it would be advantageous to our expanding range of business interests to have a more common management model that is readily understood and accepted by clients and other stakeholders.

Personal Job Needs

A significant driving factor is that I feel a strong need to devote my full-time attention to the Southwest Region Manager position. This is the firm's largest region in terms of revenue: a $250 million/year business! The firm has extraordinary opportunities in the Southwest to which I want to devote my full attention. In addition, this fits my personal desire to solidify my regional management operation as I look ahead a few years and hope to phase into a project management role as I close out my career at CH2M HILL.

I hope this background will be helpful in your review of the Nominating Committee announcement. The feedback I received from the Key Employees in December was supportive of this approach. Comments and suggestions received from the Key Employees will be handed off to a Board task group that will oversee implementation of the Chairman/CEO model and ongoing succession planning over the next several years. I would welcome any additional thoughts or comments you may have.

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